Exhibit 10.1

TRANSACTION BONUS AGREEMENT

THIS TRANSACTION BONUS AGREEMENT (this “Agreement”) is made on the 31st day of May, 2016 (the “Effective Date”) by and between DESTINATION MATERNITY CORPORATION, a Delaware corporation (the “Company”), and ANTHONY M. ROMANO (“Executive”).

1. Definitions. Capitalized terms not otherwise defined herein or in the Company’s Amended and Restated 2005 Equity Incentive Plan have the meaning defined in this section:

1.1. “Approved Transaction” means after the Effective Date and prior to June 1, 2017, the consummation of a transaction (or series of related transactions) that is (a) approved by the Board, and (b) results in (i) a sale of substantially all the assets of the Company, or (ii) a change in control event described in Treas. Reg. § 1.409A-3(i)(5)(v).

1.2. “Cause” and “Good Reason” each have the same meaning defined in the Employment Agreement.

1.3. “Employment Agreement” means that certain Executive Employment Agreement between the Company and Executive dated August 10, 2014, as amended through and including the date hereof.

1.4. “Special Committee” means the committee of the Board formed specifically to evaluate strategic alternatives.

2. Transaction Bonus.

2.1. Executive will be entitled to receive one cash bonus in the amount of $350,000 (the “Transaction Bonus”) if: (a) an Approved Transaction occurs, (b) Executive exercises all reasonable efforts to support the Approved Transaction and to cooperate with the Company to consummate the Approved Transaction; and (c) Executive remains continuously employed by the Company through the date that is 90 days following the closing of the Approved Transaction.

2.2. The service condition imposed under Section 2.1(c) will be deemed satisfied if and when (a) Executive’s employment with the Company ceases following the Approved Transaction due to his or her termination without Cause, resignation with Good Reason, death or Disability, (b) Executive (or his estate or personal representative, as applicable) executes and delivers a general release of claims against the Company and its affiliates (or their successors) in a form reasonably prescribed by the Company, and (c) such release becomes irrevocable within 60 days following such cessation of employment.

2.3. Except as otherwise provided in the following sentence, any Transaction Bonus payable hereunder will be paid within 15 days after the service condition described above in Section 2.1(c) is satisfied. If the service condition described above in Section 2.1(c) is deemed satisfied by operation of Section 2.2, the Transaction Bonus will be paid on the first regularly scheduled salaried employee payroll date that occurs at least 10 days following the date the release described in Section 2.2 becomes irrevocable; provided, that if the 60-day period following Executive’s cessation of employment straddles two calendar years, the Transaction Bonus will then be paid on the first regularly scheduled salaried employee payroll date that occurs on or after the later of (a) the first day of the first calendar year beginning after Executive’s cessation of employment, or (b) the 10th day following the date the release described in Section 2.2 becomes irrevocable.

2.4. For avoidance of doubt, for purposes of this Agreement, employment with the Company will be deemed to include service with an Affiliate of the Company (and, in the case of an Approved Transaction described in Section 1.1(b)(i) (sale of substantially all the assets of the Company), with the acquirer of the Company’s assets or an Affiliate of any such acquirer). In addition, in connection with an Approved Transaction described in Section 1.1(b)(i), a termination of the Executive’s employment with the Company will not constitute a termination without Cause if the Executive is offered employment on substantially comparable terms by an acquirer of the Company’s assets or by an Affiliate of such acquirer, whether or not Executive accepts such employment.

3. Amendment of Employment Agreement. Section 4.B(ii) of the Employment Agreement is restated in its entirety as follows: “(ii) the amount described in Section 4.A.(iii) will not be less than 100% of Employee’s Base Salary, but will otherwise be paid at the same time and in the same manner as therein described;”

4. Miscellaneous.

4.1. Expiration of Transaction Bonus Opportunity. Section 2 of this Agreement will expire, and Executive will have no further rights thereunder, if an Approved Transaction does not occur prior to June 1, 2017.

4.2. Assignment of Rights. Executive may not sell, assign, alienate, pledge or otherwise transfer any right under this Agreement. Any attempt to make such a transfer will be void ab initio.

4.3. No Restrictions on Corporate Actions. This Agreement does not restrict the ability of the Company or its stockholders to freely negotiate, decline to negotiate, renegotiate, modify or terminate any transaction that may constitute an Approved Transaction hereunder or any agreement relating thereto, provided that in all cases the Company will honor the express terms of this Agreement and the Employment Agreement.

4.4. No Right to Continued Employment. Neither the execution of this Agreement nor the award of any bonus hereunder will be construed as entitling Executive to continued employment with the Company (or any Affiliate of or successor to the Company) or otherwise interfere with the right of the Company (or any Affiliate of or successor to the Company) to terminate Executive’s service at any time for any reason.

4.5. Governing Law. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware, without application of the principles of conflicts of laws.

4.6. Taxes. All payments hereunder will be made net of any amount necessary to satisfy applicable tax withholding requirements, as well as any amounts then owed by Executive to the Company or any of their Affiliates. Notwithstanding any other provision of this Agreement, payments hereunder will be subject to Section 3.I and 3.J of the Employment Agreement.

4.7. Entire Agreement. This Agreement, together with the Employment Agreement, represent the entire agreement between the parties hereto relating to the subject matter hereof, and supersede all prior and contemporaneous discussions, agreements and understanding of every nature related thereto.

4.8. Execution. This Agreement may be executed, including execution by facsimile signature, in one or more counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same instrument.

IN WITNESS WHEREOF, Executive has executed and delivered this Agreement and the Company has caused this Agreement to be executed and delivered by its duly authorized representative, in each case on the date first above written.

DESTINATION MATERNITY CORPORATION

By:	/s/ Ronald J. Masciantonio
Name:	Ronald J. Masciantonio
Title:	Executive Vice President &
Chief Administrative Officer

EXECUTIVE

/s/ Anthony M. Romano